Exhibit 16.1
Deloitte & Touche LLP
200 Berkeley Street
Boston, MA 02116
USA
Tel: 617-437-2000
www.deloitte.com

March 30, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 (a) of Avid Technology, Inc.'s Form 8-K dated March 30, 2016, and we agree with the statements made in paragraphs 2, 3 and 4 therein. We have no basis to agree or disagree with the statement made in paragraph 1.

Yours truly,

/s/ Deloitte & Touche LLP